Exhibit 5.1

GLOBAL MOFY AI LIMITED the offices of Osiris International Cayman Limited, Suite#4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands	D: +852 3656 6054
E: nathan.powell@ogier.com

D: +852 3656 6073
E: rachel.huang@ogier.com

Reference: NMP/RYH/510893.000001

13 May 2025

GLOBAL MOFY AI LIMITED (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Act) on or about the date hereof. The Registration Statement relates to the resale (the Resale Offering) by certain selling shareholders of the Company as stated in the Registration Statement (collectively, the Selling Shareholders) of up to 12,255,964 Class A ordinary shares of US$0.00003 par value each of the Company (the Class A Ordinary Shares) (the Resale Shares). The Resale Shares are comprised of:

(a)	2,030,460 Class A Ordinary Shares (the PIPE Shares) issued pursuant to certain securities purchase agreements, dated as of 15 April 2025, entered into between the Company and each of the Selling Shareholders (collectively, the Securities Purchase Agreements); and

(e)	up to 10,195,504 Class A Ordinary Shares (the Warrant Shares) issuable upon the exercise of the ordinary share purchase warrants that were issued to each of the Selling Shareholders on 22 April 2025 (collectively, the Warrants).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws
Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li** Rachel Huang** Yuki Yan** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents:

(a)	the certificate of incorporation of the Company dated 29 September 2021 issued by the Registrar of Companies of the Cayman Islands (the Registrar) and a certificate of incorporation on change of name of the Company issued by the Registrar dated 22 August 2024;

(b)	the amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 15 August 2024 and filed with the Registrar on 22 August 2024 (the A&R Memorandum and Articles);

(c)	the third amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 1 November 2024 and filed with the Registrar on 7 November 2024 (the 3rd A&R Memorandum and Articles);

(d)	a certificate of good standing dated 15 April 2025 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(e)	a certificate of incumbency dated 9 May 2025 (the Incumbency Certificate) issued by the registered office provider of the Company in respect of the Company;

(f)	the register of directors and officers of the Company provided to us on 4 November 2024 (the Register of Directors);

(g)	the listed register of members of the Company provided to us on 8 May 2025 showing that a total of 19,378,445 Class A Ordinary Shares were in issue as at 7 May 2025 (the May Listed Register of Members);

(h)	the listed register of members of the Company provided to us on 9 April 2025 showing that a total of 16,673,031 Class A Ordinary Shares were in issue as at 9 April 2025 (the April Listed Register of Members, and together with the May Listed Register of Members and Register of Directors, the Registers);

(i)	a certificate dated 13 May 2025 as to certain matters of fact signed by a director of the Company (the Director’s Certificate),

(j)	a copy of the written resolutions of the board of directors of the Company dated 15 April 2025 (the Board Resolutions);

(k)	the Securities Purchase Agreements;

(l)	the Warrants (together with the Securities Purchase Agreement, the Documents); and

(m)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Incumbency Certificate, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the resolutions passed in the Board Resolutions remains in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transaction and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolutions;

(g)	neither the directors and shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(h)	the maximum number of Class A Ordinary Shares to be issued by the Company under the Documents would not exceed the Company’s authorised share capital under the then effective memorandum and articles of association of the Company and the consideration payable for each of such Class A Ordinary Shares shall be no less than its par value per Class A Ordinary Share; and

(i)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar.

Valid Issuance of Resale Shares

(b)	The PIPE Shares being proposed for resale by the Selling Shareholders have been validly issued, fully paid and non-assessable, except that the PIPE Shares shall be subject to the restrictions on transfer as provided for in the Documents.

(c)	The Warrant Shares to be issued pursuant to the Warrants have been duly authorised for issue and when:

(i)	issued by the Company upon due exercise of the Warrants in accordance with the Securities Purchase Agreements, the Warrants and the Board Resolutions as disclosed in the Registration Statement and in accordance with the Company’s then effective memorandum and articles of association and subject to payment of the exercise price therefor under the terms of the Warrants which shall not be less than the par value per Warrant Share; and

(ii)	such issuance of Warrant Shares has been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable, except that the Warrant Shares shall be subject to the restrictions on transfer as provided for in the Documents.

Registration Statement - Enforceability of Civil Liabilities in Cayman Islands

(d)	The statements under the caption “Enforceability of Civil Liabilities” in the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands, annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

This opinion may be used only in connection with the resale of the Resale Shares while the Registration Statement is effective.

Yours faithfully

/s/ Ogier
Ogier

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